                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                  (RULE13d-102)
                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 23)*


                                 KELLOGG COMPANY
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   487836 10 8
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)

         [   ]    Rule 13d-1(c)

         [ X ]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 487836 10 8                                          PAGE 2 OF 4 PAGES
--------------------------------------------------------------------------------
                               NAME OF REPORTING PERSONS
      1.                       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                               (ENTITIES ONLY)

                               GEORGE GUND III
--------------------------------------------------------------------------------
                               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      2.                                                               (a) [   ]
                                                                       (b) [ X ]

--------------------------------------------------------------------------------
                               SEC USE ONLY
      3.

--------------------------------------------------------------------------------
                               CITIZENSHIP OR PLACE OF ORGANIZATION
      4.
                               United States of America

--------------------------------------------------------------------------------
             NUMBER OF            SOLE VOTING POWER
                               5. 224,000
              SHARES
                               -------------------------------------------------
            BENEFICIALLY          SHARED VOTING POWER
                               6. 37,734,748
              OWNED BY
                               -------------------------------------------------
               EACH               SOLE DISPOSITIVE POWER
                               7. 0
            REPORTING
                               -------------------------------------------------
           PERSON WITH            SHARED DISPOSITIVE POWER
                               8. 7,505,492

--------------------------------------------------------------------------------
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9.            37,958,748
--------------------------------------------------------------------------------
     10.            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES*                                       [  ]
--------------------------------------------------------------------------------
     11.            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    9.3%
--------------------------------------------------------------------------------
     12.            TYPE OF REPORTING PERSON*
                    IN  The filing of this statement shall not be construed
                        as an admission that the reporting person is, for
                        the purposes of Section 13(d) or 13(g) of the Act,
                        the beneficial owner of all of the securities
                        covered by this statement.
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 487836 10 8                                        PAGE 3 OF 4 PAGES

         ITEM 1(a).        NAME OF ISSUER:
                           Kellogg Company

         ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           One Kellogg Square, P. O. Box 3599, Battle Creek, MI 49016-3599

         ITEM 2(a).        NAME OF PERSON FILING:
                           George Gund III

         ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE,
                           RESIDENCE:
                           39 Mesa Street, Suite 300,
                           San Francisco, CA 94129

         ITEM 2(c).        CITIZENSHIP:
                           United States of America

         ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                           Common Stock

         ITEM 2(e).        CUSIP NUMBER:    487836 10 8

         ITEM 3.           Not applicable.

         ITEM 4.           OWNERSHIP.
         (a)      Amount beneficially owned:37,958,748
         (b)      Percent of class:                  9.3%
         (c)      Number of shares as to which such person has:
                  (i)      Sole power to vote or to direct
                           the vote:                                  224,000
                  (ii)     Shared power to vote or to
                           direct the vote:                         37,734,748**
                  (iii)    Sole power to dispose or to direct the
                           disposition of:                               0
                  (iv)     Shared power to dispose or to direct
                           the disposition of:                       7,505,492**

         ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                           Not applicable.

         ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON.
                           Yes. KeyBank National Association, as Trustee of certain trusts.

CUSIP NO. 487836 10 8                                         PAGE 4 OF 4 PAGES


         ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
                           Not applicable.

         ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                           THE GROUP.
                           Not applicable.

         ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                           Not applicable.

         ITEM 10.          CERTIFICATIONS.
                           Not applicable.

         ** The numbers of shares noted in Items 4(c)(ii) and 4(c)(iv) includes 4,163,800 shares held by a nonprofit foundation of which the reporting person is one of eight trustees and one of twelve members, as to which shares any beneficial ownership is hereby disclaimed

                  The filing of this statement shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of all of the securities covered by this statement.




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and believe, I certify that the information set forth in this statement is true, complete and correct.



Dated: February 9, 2002                                 /s/ George Gund III
                                                        ------------------------
                                                        George Gund III